Exhibit 99.1
For Immediate Release
Date: January 29, 2009

Contacts:	J. Williar Dunlaevy Chairman & Chief Executive Officer	Paul H. Bruce Chief Financial Officer

Phone: Email:	413-445-3500 bill.dunlaevy@legacybanks.com	413-445-3513 paul.bruce@legacybanks.com
Legacy Bancorp, Inc. Reports Results for Quarter and Year Ended December 31, 2008
PITTSFIELD, MASSACHUSETTS (January 29, 2009): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the holding company for Legacy Banks (the “Bank”), today reported a net loss of $451,000, or $0.06 per diluted share for the quarter ended December 31, 2008, which represents an improvement of $43,000 from a net loss of $494,000 in the fourth quarter of 2007. Year to date, the Company has generated net income of $1.4 million, or $0.18 per diluted share, an increase of $199,000 from 2007. The loss in the quarter was primarily the result of an other-than-temporary impairment (OTTI) charge of $2.3 million related to the writedown of certain investment securities owned by the Bank, as well as a provision for loan losses in the amount of $890,000. The book value per share and tangible book value per share were $14.14 and $12.74, respectively, at December 31, 2008.
J. Williar Dunlaevy, Chief Executive Officer, commented “Although we are reporting a loss for the fourth quarter of 2008, we are also pleased to be able to report a small increase in earnings for all of 2008 in comparison with 2007. These are solid results, particularly in the midst of the worst economic crisis in the last 70 years. 2008 earnings are up 16% compared with 2007 and earnings per share for 2008 are up 29% compared with 2007. The comparison for underlying core earnings is even more impressive with a near 100% increase for 2008 in comparison with 2007. The driving factors behind our improved financial performance are that we have been successful in increasing the net interest margin throughout the year and also have controlled the increase of operating expenses.
“In spite of the difficult economic environment resulting from the mortgage and investment banking crisis and the global economic recession, our earnings, asset quality, and capital position are strengths that distinguish Legacy. Our capital level, $124 million and 13.1% of assets, is well beyond the regulatory definition of ‘well capitalized’. This financial strength will continue to be the foundation of our operations and our continued expansion. While we are sensitive to the economic challenges of the day, we continue to make loans to individuals and businesses in our communities, just as the bank has for over 170 years. It also is for these reasons that last week we announced that we would decline to participate in the US Treasury Capital Purchase Program (TARP) for which the Company had received preliminary approval earlier this month.

“Earlier this month we opened our 18th office at 545 Troy Schenectady Road, Latham, New York. In July we also opened an office at North Pearl Street in Albany, New York. We are very pleased with our deposit growth at these offices in the short time that they have been open. Previously we announced that we will be purchasing an office in Haydenville, Massachusetts, and we expect that transaction to be completed in March 2009. For all intents and purposes a year ago we had 11 offices, not including the 5 offices we had just purchased in upstate New York in December of 2007. Even with the significant increases in our offices, our operating expenses for 2008 were down 2.2%. Our associates at Legacy Banks have and continue to embrace our Delta Project, which is a key element in our Strategic Plan to continue to embrace the changes that will improve our quality and efficiency and will be the foundation for our continued growth and expansion.
“The major adjustment between our core earnings and our net income for the year was other than temporarily impaired (OTTI) charges related to market value declines for several of our common stock and bond investments. These charges were made in what we consider to be a rigorous application of generally accepted accounting principles. We continue to hold some of these securities and we believe these investment positions will regain value.”
The Company’s total assets increased by $20.1 million, or 2.2%, from $924.5 million at December 31, 2007 to $944.7 million at December 31, 2008. Within the overall balance sheet, the gross loan portfolio, excluding loans held for sale, increased by $42.6 million, or 6.5% during 2008. Commercial real estate and other commercial loans increased $40.8 million, or 17.0%, to $280.6 million. Residential mortgage loans decreased by $5.5 million, or 1.6%, during 2008 as growth through origination was offset by the sale of $12.7 million in residential mortgages during the fourth quarter of the year. This decrease in residential mortgages was offset by increases in home equity loans of $6.4 million, or 11.3%, and consumer and other loans of $1.0 million, or 8.4%. The investment portfolio has increased by $585,000 or 0.4%, while cash and cash equivalents decreased $28.6 million, or 46.0%, at December 31, 2008 as compared to the prior year end as excess short-term cash from the prior year end was reinvested into loans during 2008.
Deposits decreased by $2.4 million, or 0.4%, to $608.1 million. This overall decline was caused by a decrease of $3.5 million, or 1.3%, in certificates of deposit (CDs). Other decreases in certain money market and savings accounts were offset by an increase in Smart Banking/relationship savings accounts and demand accounts. For much of 2008, the Bank aligned its CD pricing with the yield curve and allowed the runoff of higher rate, single-service CDs. To offset that outflow and fund loan growth, the Bank increased its level of advances from the Federal Home Loan Bank of Boston by $30.5 million, or 18.2%, at December 31, 2008 as compared to the end of 2007. This shift of funding sources has allowed the Bank to take advantage of lower cost borrowing alternatives while also lengthening certain liabilities, which in turn has improved its asset and liability management position.
Stock repurchases were a primary contributor to an overall decrease in stockholders’ equity of $9.0 million, or 6.7%, as of December 31, 2008. Legacy purchased 462,048 shares of stock at an average price of $13.24 per share during 2008 as part of the Stock Repurchase Program announced in December 2007. Equity has also decreased as current market conditions have resulted in an increase in the unrealized loss on available-for-sale investment securities. Total equity was positively affected by a contribution of $1.4 million from net income and the amortization of unearned compensation, offset somewhat by the declaration of a dividend of $0.05 per share during each quarter of 2008.
Asset quality remains strong at the close of the fourth quarter. As mentioned in the Company’s first quarter 2008 earnings call, overall nonperforming loans had increased to $7.7 million as of March 31, 2008 due primarily to a $5.5 million commercial construction loan which the Bank placed on non-accrual status at that time. As of December 31, 2008 total nonperforming loans were $7.5 million, including the $5.5 million commercial construction loan. The additions to nonperforming loans during the year have resulted in an increase in their ratio to total assets to 0.80% at December 31, 2008 from 0.17% at December 31, 2007. Legacy is, and always has been, diligent in evaluating its loan portfolio, especially given the current economic environment.
The provision for loan losses increased by $437,000, or 96.5%, in the fourth quarter and by $414,000 or 39.4% for the full year as compared to the same periods in 2007. This increase in both periods was a reflection of both the difference in the amount of and mix of loan growth for the respective periods, higher net charge-offs in 2008 and a continuous review and analysis of current market and economic conditions by management. The allowance for loan losses to total loans stood at 0.95% at December 31, 2008, as compared to 0.85% at December 31, 2007.
The Company’s net interest income increased by $1.3 million, or 22.4%, in the fourth quarter, and by $4.0 million, or 16.8% year to date as compared to the same periods in 2007. The net interest margin (NIM) was 3.39% for the three months ended December 31, 2008, an increase of 50 basis points from the fourth quarter of 2007, as changes in the yield curve have enabled the Bank to reprice its liabilities downward at a faster rate than its assets. Year to date the NIM was 3.27%, which represents an increase of 26 basis points from the same period of 2007.
Non-interest income for the quarter was a net charge of $705,000, a decrease of $2.1 million, or 149.1%, compared to the fourth quarter of 2007. Year to date, non-interest income has decreased by $3.5 million, or 59.1%, as compared to 2007. The decrease in both periods is primarily due to the change from year to year in the net gain or loss on the sale of securities and accounting charges for securities which are deemed to be other-than-temporarily impaired (OTTI). For these items the Bank recorded a net loss of $2.2 million for the fourth quarter of 2008, and a net loss of $3.2 million year to date as compared to a net loss of $49,000 and a net gain of $510,000 in the same periods in 2007. The primary cause of this decrease in the fourth quarter was a $2.3 million OTTI charge related to the writedown of the value in the Bank’s investment in certain equity securities and trust preferred backed bonds. Year to date OTTI charges total $3.6 million, which includes $972,000 related to the Bank’s investment in Freddie Mac and Fannie Mae preferred stock. The year to date decrease in non-interest income was partially offset by an increase of $214,000, or 42.8%, in income from bank-owned life insurance (BOLI) as a result of the Bank’s 2007 investment in $9.8 million of BOLI.
Operating expenses decreased by $1.8 million, or 22.3%, for the fourth quarter of 2008 as compared to the same period of 2007, and by $603,000, or 2.2% year to date. The December

2007 acquisition of five full service branch offices in eastern New York has contributed to increases in occupancy and equipment, data processing, advertising and other general and administrative (G&A) expenses in both the quarter and year to date totals. Salary and benefit increases related to these offices were offset by decreases achieved from the reduction in workforce which occurred in the fourth quarter of 2007, resulting in a $1.5 million severance charge during that period. Salary and benefit expenses also benefited from a $1.4 million decrease in amortization expense related to the 2006 Equity Incentive Plan due primarily to the accelerated nature of the amortization. Conversely, other G&A expenses increased as a result of amortization expense of $653,000 related to the $3.2 million core deposit intangible acquired as part of the branch acquisition.
The income tax benefit decreased $529,000 to a net benefit of $204,000 in the fourth quarter of 2008 from a net benefit of $733,000 in the prior year’s fourth quarter as a result of a smaller pre-tax loss. Year to date, taxes have increased $527,000 as compared to 2007 due to the higher levels of pre-tax income. The Company’s 2008 combined federal and state effective tax rate of 35.0% was impacted by a third quarter state expense of $115,000 to adjust deferred income taxes as a result of a legislative change in the Massachusetts income tax rate scheduled to go into effect in the years 2010 through 2012, and a fourth quarter expense of $125,000 to adjust the tax valuation reserve related to the federal charitable contribution carryforward. The improvement to net interest income and lower operating expenses helped the Company’s core efficiency ratio (reported efficiency ratio net of the effect of non-core adjustments) for the quarter improve to 70.1% from 86.9% in the year earlier period. Year to date, the core efficiency ratio has improved to 77.5% in 2008 from 87.2% in 2007.
CONFERENCE CALL
J. Williar Dunlaevy, Chairman and Chief Executive Officer, and Paul H. Bruce, Chief Financial Officer, will host a conference call at 3:00 p.m. (Eastern Time) on Friday January 30, 2009. Persons wishing to access the conference call may do so by dialing 877-407-9205. Replays of the conference call will be available beginning January 30, 2009 at 6:00 p.m. (Eastern Time) through February 7, 2009 at 11:59 p.m. (Eastern Time) by dialing 877-660-6853 and using Account #286 and Conference ID #309715 (both numbers are needed to access the replay).
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures, such as core efficiency ratio, provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of non-GAAP to GAAP financial measures is included in the accompanying financial tables, elsewhere in this report.

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,
	2008	2007
ASSETS
Cash and due from banks	$13,245	$13,931
Short-term investments	20,350	48,294

Cash and cash equivalents	33,595	62,225

Securities and other investments	152,639	152,054
Loans held for sale	—	395
Loans, net of allowance for loan losses of $6,642 in 2008 and $5,568 in 2007	695,264	653,629
Premises and equipment, net	19,770	18,866
Accrued interest receivable	3,633	3,404
Goodwill, net	9,687	9,687
Net deferred tax asset	10,023	5,580
Bank-owned life insurance	15,551	14,788
Other assets	4,495	3,913

	$944,657	$924,541

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$608,088	$610,447
Securities sold under agreements to repurchase	5,238	4,055
Federal Home Loan Bank advances	197,898	167,382
Mortgagors’ escrow accounts	1,015	1,034
Accrued expenses and other liabilities	8,276	8,531

Total liabilities	820,515	791,449

Commitments and contingencies

Stockholders’ Equity
Preferred Stock ($.01 par value, 10,000,000 shares authorized, none issued or outstanding)	—	—
Common Stock ($.01 par value, 40,000,000 shares authorized and 10,308,600 issued at December 31, 2008 and 2007; 8,781,912 outstanding at December 31, 2008 and 9,240,960 outstanding at December 31, 2007)	103	103
Additional paid-in-capital	102,475	101,720
Unearned Compensation — ESOP	(8,055)	(8,787)
Unearned Compensation — Equity Incentive Plan	(2,727)	(3,525)
Retained earnings	58,534	58,709
Accumulated other comprehensive income (loss)	(4,722)	270
Treasury stock, at cost (1,526,688 shares at December 31, 2008 and 1,067,640 shares at December 31, 2007)	(21,466)	(15,398)

Total stockholders’ equity	124,142	133,092

	$944,657	$924,541

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Interest and dividend income:
Loans	$10,476	$10,599	$41,944	$40,460
Securities:
Taxable	1,864	1,870	7,615	7,979
Tax-Exempt	149	86	526	282
Short-term investments	4	223	242	636

Total interest and dividend income	12,493	12,778	50,327	49,357

Interest expense:
Deposits	3,099	4,509	14,421	17,846
Federal Home Loan Bank advances	2,088	2,287	7,945	7,539
Other borrowed funds	27	33	99	126

Total interest expense	5,214	6,829	22,465	25,511

Net interest income	7,279	5,949	27,862	23,846
Provision for loan losses	890	453	1,465	1,051

Net interest income after provision for loan losses	6,389	5,496	26,397	22,795

Non-interest income:
Customer service fees	767	711	3,202	3,059
Portfolio management fees	286	327	1,141	1,183
Income from bank owned life insurance	245	187	714	500
Insurance, annuities and mutual fund fees	51	84	198	254
Gain (loss) on sales of securities, net	50	(49)	356	510
Loss on impairment of securities	(2,285)	—	(3,550)	—
Gain on sales of loans, net	134	98	255	270
Miscellaneous	47	79	91	110

Total non-interest income	(705)	1,437	2,407	5,886

Non-interest expenses:
Salaries and employee benefits	3,092	5,222	14,027	16,812
Occupancy and equipment	871	787	3,625	2,924
Data processing	729	641	2,627	2,314
Professional fees	304	259	842	1,008
Advertising	235	264	1,121	884
Other general and administrative	1,108	987	4,342	3,245

Total non-interest expenses	6,339	8,160	26,584	27,187

Income (loss) before income taxes	(655)	(1,227)	2,220	1,494

Provision (benefit) for income taxes	(204)	(733)	776	249

Net income (loss)	$(451)	$(494)	$1,444	$1,245

Earnings (loss) per share
Basic	$(0.06)	$(0.06)	$0.18	$0.14
Diluted	$(0.06)	$(0.06)	$0.18	$0.14

Weighted average shares outstanding
Basic	7,900,759	8,366,643	8,058,594	8,856,372
Diluted	7,900,759	8,366,643	8,082,498	8,873,180

LEGACY BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA
(Dollars in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Financial Highlights:
Net interest income	$7,279	$5,949	$27,862	$23,846
Net income (loss)	(451)	(494)	1,444	1,245
Per share data:
Earnings (loss) — basic	(0.06)	(0.06)	0.18	0.14
Earnings (loss) — diluted	(0.06)	(0.06)	0.18	0.14
Dividends declared	0.05	0.04	0.20	0.16
Book value per share — end of period	14.14	14.40	14.14	14.40
Tangible book value per share — end of period	12.74	13.01	12.74	13.01

Ratios and Other Information:
Return (loss) on average assets	(0.19)%	(0.22)%	0.16%	0.15%
Return (loss) on average equity	(1.44)%	(1.45)%	1.11%	0.88%
Net interest rate spread (1)	2.98%	2.20%	2.80%	2.26%
Net interest margin (2)	3.39%	2.89%	3.27%	3.01%
Efficiency ratio (3)	70.1%	109.8%	77.5%	93.0%
Average interest-earning assets to average interest-bearing liabilities	117.01%	120.96%	117.89%	123.37%

At period end:
Stockholders’ equity	$124,142	$133,092
Total assets	944,657	924,541
Equity to total assets	13.1%	14.4%
Non-performing assets to total assets	0.80%	0.17%
Non-performing loans to total loans	1.08%	0.23%
Allowance for loan losses to non-performing loans	87.99%	363.45%
Allowance for loan losses to total loans	0.95%	0.85%
Number of full service offices	17	16

(1)	The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income (not including gains and losses on the sales of securities).

Analysis of Net Interest Margin — Fourth Quarter:

	Three Months Ended December 31, 2008			Three Months Ended December 31, 2007
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$693,189	$10,476	6.05%	$643,828	$10,599	6.58%
Investment securities	157,846	2,013	5.10%	158,907	1,956	4.92%
Short-term investments	8,080	4	0.20%	20,791	223	4.29%

Total interest-earning assets	859,115	12,493	5.82%	823,526	12,778	6.21%
Non-interest-earning assets	70,265			55,879

Total assets	$929,380			$879,405

Interest-bearing liabilities:
Savings deposits	$48,628	48	0.39%	$45,756	51	0.45%
Relationship Savings	120,742	564	1.87%	105,748	930	3.52%
Money market	54,116	262	1.94%	50,934	470	3.69%
NOW accounts	41,093	52	0.51%	34,699	58	0.67%
Certificates of deposits	258,987	2,173	3.36%	246,216	3,000	4.87%

Total interest-bearing deposits	523,566	3,099	2.37%	483,353	4,509	3.73%
Borrowed Funds	210,660	2,115	4.02%	197,446	2,320	4.70%

Total interest-bearing liabilities	734,226	5,214	2.84%	680,799	6,829	4.01%
Non-interest-bearing liabilities	69,846			62,461

Total liabilities	804,072			743,260
Equity	125,308			136,145

Total liabilities and equity	$929,380			$879,405

Net interest income		$7,279			$5,949

Net interest rate spread (3)			2.98%			2.20%
Net interest-earning assets (4)	$124,889			$142,727

Net interest margin (5)			3.39%			2.89%
Average interest-earning assets to interest-bearing liabilities			117.01%			120.96%

(1)	Yields and rates for the three months ended December 31, 2008 and 2007 are annualized.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the three months ended December 31, 2008 and 2007.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Analysis of Net Interest Margin — Year to Date:

	Twelve Months Ended December 31, 2008			Twelve Months Ended December 31, 2007
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$676,222	$41,944	6.20%	$614,567	$40,460	6.58%
Investment securities	164,242	8,141	4.96%	163,860	8,261	5.04%
Short-term investments	11,265	242	2.15%	13,558	636	4.69%

Total interest-earning assets	851,729	50,327	5.91%	791,985	49,357	6.23%
Non-interest-earning assets	67,973			50,212

Total assets	$919,702			$842,197

Interest-bearing liabilities:
Savings deposits	$49,936	203	0.41%	$46,986	206	0.44%
Relationship Savings	121,990	2,557	2.10%	101,798	3,949	3.88%
Money market	58,052	1,371	2.36%	53,523	1,961	3.66%
NOW accounts	41,378	218	0.53%	35,333	230	0.65%
Certificates of deposits	259,439	10,072	3.88%	240,571	11,500	4.78%

Total interest-bearing deposits	530,795	14,421	2.72%	478,211	17,846	3.73%
Borrowed Funds	191,708	8,044	4.20%	163,750	7,665	4.68%

Total interest-bearing liabilities	722,503	22,465	3.11%	641,961	25,511	3.97%
Non-interest-bearing liabilities	67,643			58,024

Total liabilities	790,146			699,985
Equity	129,556			142,212

Total liabilities and equity	$919,702			$842,197

Net interest income		$27,862			$23,846

Net interest rate spread (3)			2.80%			2.26%
Net interest-earning assets (4)	$129,226			$150,024

Net interest margin (5)			3.27%			3.01%
Average interest-earning assets to interest-bearing liabilities			117.89%			123.37%

(1)	Yields and rates for the twelve months ended December 31, 2008 and 2007 are actual.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the twelve months ended December 31, 2008 and 2007.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Loan Portfolio Composition:

	At December 31,
	2008		2007
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Mortgage loans on real estate:
Residential	$344,235	49.15%	$349,772	53.17%
Commercial	246,374	35.18	212,191	32.26
Home equity	63,138	9.01	56,752	8.63

	653,747	93.34	618,715	94.06

Other loans:
Commercial	34,242	4.89	27,664	4.20
Consumer and other	12,386	1.77	11,421	1.74

	46,628	6.66	39,085	5.94

Total loans	700,375	100.00%	657,800	100.00%

Other Items:
Net deferred loan costs	1,531		1,397
Allowance for loan losses	(6,642)		(5,568)

Total Loans, net	$695,264		$653,629

Securities and Other Investment Portfolio Composition:

	At December 31, 2008		At December 31, 2007
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(Dollars in Thousands)
Securities available for sale:
Government-sponsored enterprises	$36,459	$36,832	$48,041	$48,262
Municipal bonds	15,876	15,632	9,930	9,941
Corporate bonds and other obligations	363	363	1,501	1,531
Mortgage-backed securities	80,267	73,986	65,551	65,726

Total debt securities	132,965	126,813	125,023	125,460

Common stock	6,314	5,544	8,100	9,084

Total securities available for sale	139,279	132,357	133,123	134,544

Securities held to maturity:

Other bonds and obligations	97	97	97	97

Restricted equity securities and other investments:
Federal Home Loan Bank of Boston stock	10,932	10,932	10,722	10,722
Savings Bank Life Insurance	1,709	1,709	1,709	1,709
Other investments	7,544	7,544	4,982	4,982

Total restricted equity securities and other investments	20,185	20,185	17,413	17,413

Total securities	$159,561	$152,639	$150,633	$152,054

Deposit Accounts Composition:

	At December 31, 2008		At December 31, 2007
	Balance	Percent	Balance	Percent
	(Dollars in Thousands)		(Dollars in Thousands)
Deposit type:
Demand	$66,545	10.94%	$64,348	10.54%
Regular savings	46,946	7.72	53,684	8.79
Relationship Savings	121,376	19.96	112,705	18.46
Money market deposits	60,174	9.90	64,373	10.55
NOW deposits	43,206	7.11	41,981	6.88

Total transaction accounts	338,247	55.62	337,091	55.22

Certificates of deposit	269,841	44.38	273,356	44.78

Total deposits	$608,088	100.00%	$610,447	100.00%

Reconciliation of Non-GAAP Financial Measures:
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net Income (loss) (GAAP)	$(451)	$(494)	$1,444	$1,245

Add back: Severance and other expenses related to reduction in workforce and retirements	—	1,511	—	1,511
Less: (Gain) loss on sale of securities, net	2,235	49	3,194	(510)
Adjustment: Income taxes related to non-recurring adjustments noted above	(696)	(678)	(1,117)	(450)
Adjustment to tax valuation reserve for charitable contribution carryforward	125	40	125	40

Net Income (Core)	$1,213	$428	$3,646	$1,836

Efficiency Ratio (As Reported)	70.1%	109.8%	77.5%	93.0%
Effect of severance and other expenses related to reduction in workforce and retirements	—	(22.9)	—	(5.8)
Effect of gain on sale of securities, net	—	—	—	—

Efficiency Ratio (Core)	70.1%	86.9%	77.5%	87.2%